Exhibit 99.1
Proguard Acquisition Corp.

December 6, 2012

Dear fellow shareholders,

It is amazing how close we are to the end of 2012 and how quickly this year has gone. I can not believe that Thanksgiving is behind us and the new year is just weeks away. I'd like to take this time to wish everyone a Happy Holiday and hope that you enjoy this holiday season with good friends and family.

As you know, we recently closed out our third quarter ending September 30th, 2012. As some of you may have read, our revenue year over year has continued to grow at a fast rate and consistent with management’s expectations. As reported in our Quarterly Report on Form 10-Q, our net sales increased 173% in the third quarter of 2012 as compared to the third quarter of 2011, and 276% for the nine months ended September 30, 2012 as compared to the nine months ended September 30, 2011. We are pleased that we have been able to grow through the impact of the acquisitions made in 2011.

We are not without many challenges. We will need to meet these challenges in order to accomplish the goals we have set out for ourselves as a team. Just like many companies who grow at this type of growth rate, we have encountered some hurdles. The biggest hurdle is in the resources we have to assist in the redesign and the reinvention of the architecture for the Superwarehouse acquisition. This is a huge undertaking and a massive project. We hope and believe that once this transition is complete, we should be able to continue our top line growth and introduce our higher margin business products. This should help change our bottom line from a negative to a positive EBITDA.

As we continue to grow together, I will, as always continue to keep you up to date. We are finalizing a registration statement for the benefit of our shareholders which we expect to file with the Securities and Exchange Commission before the end of December 2012. We expect that the registration statement, which is registering the resale of shares we have previously sold in private offerings, will be reviewed by the SEC as a first time filer, a process than can take 90 days or more. Once it has been declared effective by the SEC, the number of shares available in the public float will increase which we hope will also start to build a market for our stock.

As we look ahead to 2013 I am excited about what we have coming up. Once we can put some of the challenges behind us , I expect great things from our team. Thank you for your support in our team and being a valued shareholder. From all of us at Proguard Acquisition Corp, we wish you and your family a Happy Holiday season.

Looking forward to updating you soon,

/s/ David Kriegstein
David Kriegstein
CEO